EXHIBIT 4.3

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' CONSENT

    We have issued our report dated September 24, 1998 on the statement of condition and related bond portfolio of Insured Municipals Income Trust, 237th Insured Multi-Series (IMIT 402 and Michigan IM-IT 152) as of September 24, 1998 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Trust Administration-Independent Certified Public Accountants" in Part II of the Prospectus.

                                   GRANT THORNTON LLP

Chicago, Illinois
September 24, 1998